Exhibit 6.13

LEASE EXTENSION AGREEMENT

This LEASE EXTENSION AGREEMENT (the “Extension Agreement”) is made and entered effective upon the date of the last signature below, by and between MODERN MINING TECHNOLOGY CORP., a Delaware corporation authorized to transact business in the State of North Carolina (“Tenant”) and GRAND VENTURES, LLC, a North Carolina limited liability company (“Landlord”).

WHEREAS, Tenant and Landlord are parties to that certain Lease Agreement dated September 22, 2022 (the “Lease”); and

WHEREAS, Landlord and Tenant agree to extend the term of the Lease for one year from October 1, 2025 through September 30, 2026, as hereinafter provided.

NOW, THEREFORE, for and in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties herein agree as follows:

1. The term of the Lease is hereby extended for one (1) year commencing on October 1, 2025 and expiring on September 30, 2026 (the “Renewal Term”). The monthly rental due and payable during the Renewal Term shall remain Ten Thousand and 00/100 Dollars ($10,000.00) per month.

2. All capitalized terms used in this Extension Agreement shall have the meaning accorded such terms in the Lease.

3. Except as modified by this Extension Agreement, the terms and conditions of the Lease shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Lease Extension Agreement this the day and year first above written.

LANDLORD:	TENANT:

GRAND VENTURES, LLC	MODERN MINING TECNOLOGY CORP.

By:	By:
George S. Saad, Jr., Manager	Jeet Basi, CEO

Date:	Date: